Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 13, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in National Financial Partners Corp.’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 5, 2012